Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	S-8 filed on April 20, 2011, file number 333-173613;
(2)	S-8 filed on June 15, 2012, file number 333-182167;
(3)	S-8 filed on September 17, 2014, file number 333-198803;
(4)	S-3 filed on December 30, 2015, file number 333-208806;

of our reports dated March 11, 2016, with respect to the consolidated financial statements of Assembly Biosciences, Inc. and Subsidiary and the effectiveness of internal control over financial reporting of Assembly Biosciences, Inc. and Subsidiary included in this Annual Report (Form 10-K) of Assembly Biosciences, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

New York, New York

March 11, 2016